[McMANUS & CO., P.C. LETTERHEAD]

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this SB-2 Registration Statement of our report dated September 25, 1996 on our audit of the financial statements of Eagle Wireless International, Inc. We also consent to the reference to our firm under the caption "Experts".

/s/ McMANUS & CO., P.C.
    McManus & CO., P.C.
    Certified Public Accountants
    Morris Plains, New Jersey

    September 3, 1997